Exhibit 99.1

Catalyst Pharmaceuticals and KYE Pharmaceuticals Announce Agreement to Make Firdapse® (amifampridine phosphate) Available to LEMS Patients in Canada

CORAL GABLES, Fla., August 18, 2020 (GLOBE NEWSWIRE) -- Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, and KYE Pharmaceuticals Inc. (“KYE”), a private company headquartered in Mississauga, Ontario and focused on bringing medicines that fulfill clinically significant unmet needs to the Canadian market, today announced that the companies have entered into an exclusive license agreement under which KYE will commercialize Firdapse® in Canada. Firdapse® is indicated for the symptomatic treatment of Lambert-Eaton myasthenic syndrome (LEMS) in adults. Under the terms of the agreement, Catalyst will supply Firdapse® to KYE and KYE will be responsible for promotion, sales, advertisement, marketing, product importation and distribution. KYE will also be responsible for the ongoing maintenance of the regulatory file and future communications with Health Canada.

Patrick J. McEnany, Catalyst’s Chairman and CEO, said, “Catalyst remains focused on making a meaningful impact in the lives of those suffering from rare diseases. We are excited to partner with the experienced team at KYE in making Firdapse® available to LEMS patients throughout Canada.”

Doug Reynolds, KYE Co-Founder and President, said, “Partnering with Catalyst to make Firdapse® available to LEMS patients in Canada allows us to continue fulfilling our goal to bring critically needed medicines to Canadian patients and the healthcare community. We look forward to working with the experienced and talented Catalyst team in the years ahead.”

About Lambert-Eaton Myasthenic Syndrome (LEMS)

Lambert-Eaton myasthenic syndrome, or LEMS, is a rare autoimmune disorder, most often characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against voltage gated potassium channels in the connection between nerves and the muscles they communicate with. In approximately 50% of cases, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is now commercially available in the United States. Further, Canada’s national healthcare regulatory agency, Health Canada, recently approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis.

About KYE Pharmaceuticals

KYE Pharmaceuticals is a private company headquartered in Canada focused on bringing medications to the Canadian market which fulfill clinically significant and unmet needs. KYE has licensed many innovative products and was founded on an entrepreneurial spirit that optimizes our team’s strengths and brings unique value to our partners, Canadian healthcare professionals, and most importantly, our patients. For more information please visit www.kyepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether KYE can successfully commercialize Firdapse® in Canada, (ii) whether any such commercialization of Firdapse® in Canada will be on a profitable basis, (iii) the impact of competition from Ruzurgi® on sales of Firdapse® in Canada, (iv) the impact in the United States if an amifampridine product is purchased in Canada for use in the United States, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2019 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com
Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com

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